Exhibit 99.1

Mesa-Offshore-Trust

Mesa Offshore Trust Announces No Trust Income for February 2009

MESA OFFSHORE TRUST

JPMorgan Chase Bank, N.A., Trustee

NEWS RELEASE

For Immediate Release

Austin, Texas February 19, 2009 - Mesa Offshore Trust (OTC symbol-MOSH) announced that there will be no Trust income distribution for the month of February 2009 for Unitholders of record on February 27, 2009.

The Trust received $33,166 in Royalty income from the Working Interest Owner for the month of February 2009. On December 18, 2008, the Working Interest Owner informed the Trustee that there is no longer a deficit balance due for abandonment accrual for amounts expended and for projected future abandonment expenses for the properties in which the Trust has an interest. No Royalty income will be distributed to Unitholders until JPMorgan Chase Bank, N.A., in its capacity as Trustee (the “Trustee”), recoups Trust expenses being paid from the reserve that the Trustee has established for anticipated future expenses. As of February 18, 2009, approximately $4.3 million will be withheld by the Trustee from future Royalty income before Trust distributions to the Unitholders will resume. Trust expenditures for the month of February 2009 will be approximately $232,000. On December 3, 2007, the Trust entered into an Amended and Restated Promissory Note with JPMorgan Chase Bank, N.A. as lender (the “Lender”), which amended the Demand Promissory Note (the “Demand Note”) dated September 28, 2007, relating to demand loans that may be advanced by the Lender from time to time in the principal amount of up to $3 million. On August 25, 2008, the Trustee executed an amended and restated Demand Note that among other things increased the aggregate principal amount available for borrowing to $4 million. On January 28, 2009, the Trustee executed an amended and restated Demand Note that among other things increased the aggregate principal amount available for borrowing to $5 million. The demand loans bear interest at the prime rate plus 2%, provided such rate shall in no event exceed the maximum legal rate of interest permitted by applicable law. As of February 9, 2009, approximately $3,952,000 had been advanced to the Trustee for Trust expenses under this Demand Note and the Trust had no unpaid expenses.

The extent of future distributions from the properties in which the Trust has an interest will continue to be dependent on normal factors associated with oil and gas operations such as oil and gas production levels, prices and associated cost, accruals for future abandonment costs, timing and extent of capital expenditures.

Contact:	Mesa Offshore Trust
JPMorgan Chase Bank, N.A., as Trustee
Mike Ulrich
1(800) 852-1422

www.businesswire.com/cnn/mosh.htm

919 Congress Avenue, Austin, TX 78701